Exhibit 4.34

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*****] indicates the redacted confidential portions of this exhibit.

BINDING TERM SHEET

Co-Development, Manufacturing, Supply and Distribution Agreement

April 27 2020

Recitals

This Binding Term Sheet (“Term Sheet”) summarizes the main terms and conditions under which Kamada Ltd., of 2 Holzman St. Science Park, P.O. Box 4801, Rehovot, 7670402, Israel (“KAMADA”) and Kedrion S.p.A, of Castelvecchio Pascoli, Località Ai Conti, 55051 Barga (LU), Italy (“KEDRION”) will enter into a long-term agreement for the co-development, manufacturing, supply and distribution of the Product (as defined below) (Each of KAMADA and KEDRION is referred to hereunder as a “Party” and together the “Parties”).

By signing this Term Sheet, the Parties agree to be legally bound by the provisions set forth below, and each Party shall be legally bound to proceed to negotiate and execute a definitive agreement or agreements for the co-development, manufacturing, supply of Source Plasma (as defined below) and Product (as defined below), distribution and quality as may be required, and any other related agreements (collectively, the “Definitive Agreements” and individually, a “Definitive Agreement”). In addition to the terms and conditions provided in this Term-Sheet, each of the Definitive Agreements shall contain representations, warranties, covenants, indemnification obligations, insurance commitments, limitation of liability and other provisions that are customary for these agreements.

The Parties shall make all commercial reasonable best efforts to execute the required Definitive Agreements within one hundred and twenty (120) days following the execution of this Term Sheet.

The execution of any of the Definitive Agreements, is subject to obtaining the approval of the Parties’ senior management and Board of Directors.

Product	Anti-SARS-COV-2 (and its derivatives) Immunoglobulins derived from hyper-immune plasma sourced from COVID-19 convalescent patients or vaccinated donors (the “COVID Source Plasma”), administrated by Intravenous therapy (IV) or Intramuscular injection (IM) and all its improvements or enhancements (the “Product”)
Territory	Worldwide

distribution rights	i.	KEDRION will retain the distribution rights of the Product in the territories listed in Exhibit A (“KEDRION Territory”)
ii.

KAMADA will retain the distribution rights of the Product in all territories not included in the KEDRION Territory and excluding China (“KAMADA Territory”)

KAMADA recognizes that it may be worthwhile to engage KEDRION, or any of its subsidiary entities, to be its sole distributer in selected countries included in the KAMADA Territory, including, but not limited to, Turkey, India, Mexico, Colombia, Switzerland and Brazil, provided that the Parties, negotiating in good faith, will agree on amicable commercial engagement in each such specific country.

	iii.	It is hereby agreed between the parties, that distribution rights for the territory of China shall be co-shared between the parties. It is further agreed that the terms and conditions with respect to development, manufacturing, registration, distribution and sale in the territory of China will be negotiated between the parties in good faith and will be incorporated into a separate definitive agreement.

Exclusivity	i.

KEDRION will be the sole and exclusive distributor of the Product in the KEDRION Territory and KAMADA shall be the sole and exclusive manufacturer of the Product in the Territory and the sole and exclusive distributor of the Product in the KAMADA Territory.

ii.

It is hereby agreed that KEDRION and KAMADA shall not develop, manufacture, distribute or sell (either directly or through any third parties) any other plasma derived Anti-SARS-COV-2 Immunoglobulins, sourced from convalescent patients, vaccinated donors or from any other source that may compete with the Product in the Territory. Provided however, that in the event KAMADA will be unable to supply, due to manufacturing capacity constraints, all the quantities of the Product as required by KEDRION for distribution in the KEDRION Territory, then KEDRION may develop, manufacture, register, distribute and sell a plasma derived Anti-SARS-COV-2 Immunoglobulins manufactured through Cohn fractionation (“KEDRION Manufactured Product”). For the avoidance of doubt, it is hereby agreed that the KEDRION Manufactured Product may only be distributed by KEDRION to fulfill excess demand in the KEDRION Territory which exceeds KAMADA’s supply of the Product in a given time period. The Parties agree to define in the Definitive Agreement the KAMADA anticipated manufacturing capacity and production plan, together with mechanism, terms and conditions with respect to such potential production by KEDRION.

For the avoidance of any doubt KEDRION shall not distribute the KEDRION Manufactured Product in the KAMADA Territory.

Term	The initial term of the Definitive Agreements will be for five (5) years, with a start date as of the date of execution of this Term-Sheet (the “Effective Date” and the “Initial Term”); provided however, that the Parties may mutually agree to extend the term of the Definitive Agreements for consecutive three (3) year renewal terms (each a “Renewal Term” and together with the Initial Term, the “Term”), by mutual agreement entered into at least six (6) months prior to the end of the Initial Term or the then current Renewal Term.

Activities and responsibilities	i.

Process Development and Product Manufacturing – KAMADA will be responsible, at its sole costs and expense, for the process development activities and the manufacturing of the Product for all intended uses, including but not limited to research and development activities and commercial distribution and marketing in the Territory.

ii.

COVID Source Plasma – KEDRION shall be responsible for the collection and supply free of charge and at its own costs and expenses (other than as provided under the Financial Consideration section below), of all quantities of the COVID Source Plasma as may be required for: (i) distribution the Product by the Parties in the Territory; and (ii) for the Product process development activities, as well as for any activity, including, but not limited to, pre-clinical, clinical studies or post marketing commitments and any related studies that may be required for obtaining the Regulatory Approval (as defined below) in the Territory.

The COVID Source Plasma will be collected from U.S. or EU convalescent patients or vaccinated donors.

KEDRION shall be responsible for, and shall bear all costs and expenses associated with the procurement, release and delivery of the required quantities of the COVID Source Plasma, directly or through its Subsidiaries, and will make such quantities available at the location set by KAMADA DDP (Incoterms 2010). In the event that KAMADA’s support is required for the procurement of COVID Source Plasma from any third party and/or with respect to shipment or delivery of the COVID Source Plasma, then KAMADA will be entitled for full reimbursement of its costs associated with such activities.

COVID Source Plasma release testing and shipment will be carried-out in conformity to applicable standards and/or regulations by any relevant regulatory authorities including the US Food and Drug Administration (the “FDA”).

iii.

Raw Materials and Manufacturing Equipment – KAMADA will be responsible for sourcing, qualifying and if applicable the installation of all raw materials (other than the COVID Source Plasma) and manufacturing equipment necessary for production of the Product.

iv.

Product Registration – KAMADA will be responsible for all activities necessary for obtaining Regulatory Approval (as defined below) for the Product in the Territory, excluding Italy, for which obtaining of any required Regulatory Approval will be the responsibility of KEDRION, which will be the owner of the Marketing Authorization in Italy.

“Regulatory Approval” shall mean, the registration, authorization, approvals (including but not limited to New Drug Applications (NDA), Biological License Applications (BLA), and any other similar approvals), licenses, supplements and amendments, pre and post approvals, of any national , supra-national, regional, state or local regulatory agencies or authorities, including but not limited to the FDA and EMA approvals, necessary for the development, manufacture, distribution, or sale of the Product in the Territory.

v.

Regulatory Approval Costs – It is hereby agreed that any costs associated with the obtaining of Regulatory Approval in the KEDRION Territory, including but not limited to all the applicable regulatory fees (such as fees for regulatory meetings, applications and authorizations and renewals), as well as pre-clinical, clinical studies, post marketing commitments, consultancy, regulatory inspections will be shared [*****] between the Parties.

Regulatory approval costs required for obtaining Regulatory Approval in the KAMADA Territory will be under the responsibility and costs of KAMADA.

vi.

Compassionate-Use/Named-Patient-Basis Approval and Reimbursement Approval – Each party will be responsible for all reimbursement activities and approvals, as well as all compassionate-use/named-patient-basis activities and approvals in its designated territories and shall bare all costs associated with such activities in its designated territories.

vii.

Sales, Marketing, Medical Affairs and Pharmacovigilance Activities - Each party will be responsible for all sales, marketing, medical affairs and pharmacovigilance activities in its designated territories and shall bare all costs associated with such activities in its designated territories.

viii.

Product Release – KAMADA will be responsible of all analytical, characterization and potency testing, including, if applicable, QP release required to release the Product for pre-clinical, clinical, post clinical or for commercial use. If applicable, KEDRION will provide KAMADA with QP services in the EU free of charge.

ix.

Product Testing - KAMADA and KEDRION will collaborate and will [*****] share all costs associated with the development and validation of all required analytical, characterization and potency testing including titer determination, in vitro neutralization and biological activity testing as will be required

x.

Supply Plan and Rolling Forecast – The Parties will negotiate in good faith and agree on a binding supply plan and rolling forecast to ensure continued supply of adequate quantities of COVID Source Plasma and Product.

The Parties acknowledge that during the initial months of the Term there will be limited supply of COVID Source Plasma as well as limited manufacturing capacity of the Product, as such, the Parties, through their Joint Steering Committee (as defined below) will agree on manufacturing and supply priorities. It is hereby agreed between the Parties that the initial priority will be to supply Product to the Italian and Israeli markets.

It is hereby agreed between the Parties that KAMADA retains the right to utilize up to twenty percent (20%) of all supplied quantities of COVID Source Plasma for manufacturing of Product for distribution in the KAMADA Territory (see Financial Consideration section below for details on the payment to be made by KAMADA on account of such quantities of COVID Source Plasma). The percentage set forth in this paragraph shall be negotiated in good faith on an annual basis taking into consideration the yearly forecast in the different territories.

xi.

Product Delivery – Delivery of the Product by KAMADA to KEDRION will be made EXW (Incoterms 2020) KAMADA’s manufacturing facility in Israel (i.e. KAMADA will be responsible for packing the Product and KEDRION will be responsible for the Product pick-up from KAMADA’s manufacturing facility and shipment).

Financial considerations	i.

The sole payment payable by KEDRION to KAMADA for such quantities of the Product supplied to KEDRION by KAMADA for distribution in the KEDRION Territory shall be [*****] percent ([*****] %) of the average Net Price (as defined below) per ml sold by KEDRION in each country in the KEDRION Territory.

“Net Price” means, for a specified calendar quarter, the revenue of KEDRION from sales of Product in each country in the KEDRION Territory to independent third party or other customers less: (a) discounts and rebates as actually given to such third party customers (b) VAT; (c) amounts actually repaid or credited by reason of rejection or return of any previously sold Product; and (d) any governmental charges imposed upon Product sales. The revenue records of KEDRION will be according to International Financial Reporting Standards (IFRS).

ii.

The financial consideration in the event that KAMADA engages KEDRION, or any of its subsidiaries, for the distribution of the Product in any country in the KAMADA Territory will be discussed and agreed on a case by case basis.

iii.

The sole payment payable by KAMADA to KEDRION for such quantities of the Product manufactured by KAMADA for development, manufacturing, clinical trials, registration and distribution in the KAMADA Territory shall be equal to [*****] US Dollars (US$ [*****]) per liter of COVID Source Plasma (the “Source Plasma Transfer Price”) utilized by KAMADA for manufacturing of Product for distribution by KAMADA in the KAMADA Territory.

The Parties acknowledge that the COVID Source Plasma Transfer Price may be different for COVID Source Plasma derived from convalescent patients and COVID Source Plasma derived from vaccinated donors.

The Parties will negotiate in good faith a potential modification to the COVID Source Plasma Transfer Price in the event that: (i) the market price of COVID Source Plasma is higher by 15% or more of the Source Plasma Transfer Price; and/or (ii) sufficient quantities of COVID Source Plasma can be acquired by KAMADA from third parties at a price which represents a 15% or more discount over the Source Plasma Transfer Price.

It is hereby agreed that, in the event that KEDRION will not be able to deliver sufficient quantities of COVID Source Plasma to support manufacturing by KAMADA of such required quantities of Product for distribution by KAMADA in the KAMADA Territory, then KAMADA retains the right to acquire any such required quantity of COVID Source Plasma from third parties. For the avoidance of doubt it is hereby clarified that no payment will be due to KEDRION from KAMADA in the event that the COVID Source Plasma utilized for manufacturing of the Product for distribution in the KAMADA Territory is sourced from third parties.

Toll manufacturing	i.

KAMADA retains the right to enter into toll manufacturing arrangements directly or indirectly with any governmental or quasi-governmental agencies or institutions (such as national blood banks), (“Agencies”), in the KAMADA Territory, including but not limited to Israel, for the manufacturing and supply of the Product from COVID Source Plasma supplied by such Agencies or on their behalf. For the avoidance of doubt, it is hereby clarified that no payment of any kind or type will be due to KEDRION by KAMADA in the event that the COVID Source Plasma will be supplied by such Agencies or on their behalf to be utilized for manufacturing of the Product for distribution by KAMADA under such toll manufacturing arrangements.

ii.

KEDRION retains the right to enter into toll manufacturing arrangements directly or indirectly with any Agencies (as defined above), in the KEDRION Territory (excluding the United States), as well as certain countries in the KAMADA Territory for which KAMADA may be prohibited by law to operate in, for the manufacturing and supply of a KEDRION Manufactured Product from COVID Source Plasma supplied by such Agencies or on their behalf. For the avoidance of doubt, it is hereby clarified that in the event that the COVID Source Plasma will be supplied by such Agencies or on their behalf, such COVID Source Plasma will be utilized exclusively for manufacturing of such product for distribution by KEDRION under such toll manufacturing arrangements.

iii.

In the event that KEDRION enters into toll manufacturing agreements with the respective Agencies in KEDRION Territory, for the Product to be manufactured by KAMADA then the parties will negotiate in good faith the related financial consideration. To dispel doubt, such event does not involve technology transfer from KAMADA to KEDRION.

Payment Terms

Any payments under the Definitive Agreements shall be made forty-five (45) days after receipt of invoice. In the event the invoices are not paid on the due date, they bear an interest to be defined in the definitive agreements.

All amounts payable by either Party under all the Definitive Agreements will be payable in U.S. Dollars

Joint Steering Committee	KAMADA and KEDRION will form a joint steering committee including equal representatives of each entity which will oversee all activities during the Term of this Term-Sheet and the Definitive Agreements (“JSC”). The JSC will meet as needed but not less than on a quarterly basis.
ownership	Subject to KEDRION’s distribution rights specified above, KAMADA shall own all proprietary rights in the Product and all improvements, enhancements or developments thereof, including all intellectual property rights (including trade marks), know-how, trade-secrets thereof and any forms of Regulatory Approvals with respect to the Product. For the avoidance of doubt it is clarified that KEDRION will own all rights related to the KEDRION Manufactured Product

Confidentiality

The terms of the Mutual Confidentiality Agreement entered into between the Parties effective as of March 30, 2020 (the “CDA”), are incorporated herein by reference, and will apply to any and all discussions and Confidential Information (as defined in the CDA) exchanged by the Parties under this Term Sheet and/or any Definitive Agreements as contemplated herein, in any form, whether oral, written, electronic or otherwise. In addition, the “Purpose” as defined in the CDA shall be deemed to include discussions between the Parties with respect to the terms of this Term Sheet and the Definitive Agreements and with respect to the transactions contemplated herein. Without derogating from the foregoing, neither Party shall disclose or discuss the terms of this Term Sheet with any persons other than its representatives who have a “need to know” and who are bound by similar confidentiality and non-use obligations, without the prior written approval of the other Party. The confidentiality and non-use obligations of the Parties herein shall continue for the period/s set forth in the CDA.

KEDRION acknowledges that KAMADA is a public company whose shares are publicly traded on the Tel-Aviv Stock Exchange and the NASDAQ. Accordingly: (a) KAMADA’s confidential information, as well as this Term Sheet may be considered as “inside information” pursuant to Israeli and US securities laws and regulations and KEDRION undertakes not to use any confidential information in violation of the applicable securities laws; and (b) KAMADA may be required to make certain disclosures and publications under applicable laws, which may include this Term Sheet, the Definitive Agreements and related agreements. This provision shall survive the termination or expiration of this Term Sheet for any reason.

Public Announcement	Notwithstanding the foregoing, if an announcement concerning this Term Sheet, and the Definitive Agreements is required by applicable law or any listing agreement with a national securities exchange or quotation system, the Party required to make such announcement may do so, provided that such Party shall provide notice to and a copy of such announcement as promptly as practicable in advance of such announcement and, to the extent practicable, take the views and comments of the other Party in respect of such announcement into account prior to making such announcement.
Assignment

Neither Party shall assign or otherwise transfer this Term Sheet or any of its rights and obligations hereunder without the prior written consent of the other Party, which shall not be withheld or delayed unreasonably.

Notwithstanding the foregoing, either Party shall not be restricted in any way from assigning this Term Sheet or any of the Definitive Agreements to any affiliate, or in connection with any sale or transfer of all or substantially all of the assets to which the Supply Agreement relates, or in connection with any change of control.

Expenses	Each Party shall bear its own expenses, including fees and expenses of legal, regulatory and financial advisors, in connection with the negotiation and execution of this Term Sheet and the Definitive Agreements.
term sheet Termination	This Term Sheet shall remain in full force and effect until the Definitive Agreements are executed by the Parties, or at the latest on June 30th 2021, unless early terminated by mutual agreement of the Parties.
Governing law and jurisdiction; miscellaneous

This Term Sheet shall be governed by and construed in accordance with the laws of England and Wales, without regard to the conflicts of law principles thereof and the competent state or federal courts located in London, England shall have exclusive jurisdiction with respect to any disputes or actions arising from this Term Sheet.

This Term Sheet may be executed in one or more counterparts, and by Parties in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument. This Term Sheet, to the extent signed and delivered by electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Any amendments or modifications to this Term Sheet must be in writing and signed by duly authorized representatives of both of the Parties.

Signature page to follow

Executed by the Parties:

KEDRION S.P.A		KAMADA LTD

By:		By:
Name:	Mr. Paolo Marcucci, CEO	Name:	Amir London
Its:	CEO	Its:	CEO
Date:	April 27, 2020	Date:	April 27, 2020

By:
		Name:	Chaime Orlev
		Its:	CFO
		Date:	April 27’, 2020

Exhibit A

KEDRION Territory: United States, all European Union (“EU”) members, Australia, South Korea, United Kingdom, Switzerland and Norway.